Exhibit 12.1
                                                                        12/9/03

                             SAVANNAH POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2002
                     and the year to date September 30, 2003

                                                                                                                         Nine
                                                                                                                        Months
                                                                                                                        Ended
                                                                            Year ended December 31,                 September 30,
                                                       --------------------------------------------------------------------------
                                                         1998        1999         2000         2001          2002        2003
                                                         ----        ----         ----         ----          ----        ----
                                                       ---------------------------Thousands of Dollars---------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes                           $40,811      $34,891      $36,543      $33,772      $35,313      $38,821
   Interest expense, net of amounts capitalized         11,855       11,938       12,737       12,517       11,608        7,472
   Distributions on shares subj to mand redemp             167        2,740        2,740        2,740        2,740        2,055
   AFUDC - Debt funds                                      133          485          324          271          165          162
   Rentals                                                 735          471          545          423          459          344
                                                        -------      -------      -------      -------      -------      -------
         Earnings as defined                           $53,701      $50,525      $52,889      $49,723      $50,285      $48,854
                                                       ========     ========     ========     ========     ========     ========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $10,383      $ 9,300      $ 9,259      $ 9,399      $ 9,684      $ 6,401
   Interest on affiliated loans                                                                   747          401           95
   Interest on interim  obligations                        278          879        2,369        1,128            4            0
   Amort of debt disc, premium  and expense, net           853          948          963          950          904          743
   Other interest  charges                                 474        1,296          470          566          778          396
   Distributions on shares subj to mand redemp             167        2,740        2,740        2,740        2,740        2,055
   Rentals                                                 735          471          545          423          459          344
                                                        -------     --------     --------     --------     --------     --------
         Fixed charges as defined                      $12,890      $15,634      $16,346      $15,953      $14,970      $10,034
                                                       ========     ========     ========     ========     ========     ========



RATIO OF EARNINGS TO FIXED CHARGES                       4.17         3.23         3.24         3.12         3.36         4.87
                                                         =====        =====        =====        =====        =====        ====
